Reformation Announces Second Quarter Fiscal 2026 Results

Net Revenue increased 24.1%
Net Income grew 79.4%
Adjusted EBITDA Margin expanded 320 basis points to 16.4%

LOS ANGELES, Sept. 10, 2026 - Reformation Inc. (NYSE: REF) (the "Company"), the sustainable women’s fashion brand, today announced its financial results for the second quarter ended June 27, 2026.

Second Quarter Fiscal 2026 Financial Highlights, Compared to the Second Quarter of Fiscal 2025
•Net revenue increased 24.1% to $155.2 million, driven by strength across channels
oDTC net revenues increased 21.2%
oWholesale net revenues increased 48.7%
•Gross margin expanded 230 basis points to 66.7%
•Net income increased 79.4% to $12.4 million or $0.23 per diluted share
•Adjusted EBITDA grew 53.9% to $25.4 million as margin expanded 320 bps to 16.4%

“Reformation is beginning its public company journey from a position of strength. In the second quarter, we delivered 24% net revenue growth across channels and geographies alongside strong profitability," said Hali Borenstein, Chief Executive Officer. “This marks our 21st consecutive quarter of double-digit revenue growth, reinforcing our confidence in our ability to deliver against our long-term growth algorithm. The consistency of these results reflects the enduring strength of our brand, agile merchandising model, and disciplined execution. We see significant runway ahead and believe we are well positioned to continue delivering strong, profitable growth and to create meaningful long-term value for our shareholders.”

Second Quarter Fiscal 2026 Results
Net revenue increased 24.1% to $155.2 million, driven by growth across both DTC and Wholesale and Other channels. DTC net revenue grew 21.2% to $135.3 million, primarily driven by a 22.9% increase in Active Customers, partially offset by a 1.4% decline in DTC Net Revenue per Customer.
●Active Customer growth reflected strength across both customer retention and new customer acquisition, underscoring the strength of Reformation’s brand and product assortment.
●The decline in DTC Net Revenue per Customer primarily reflects accelerated growth in new customers, who typically enter the brand at lower initial spend levels.
●During the quarter, the Company opened four new stores, ending the period with 70 stores globally.

Wholesale and Other net revenue grew 48.7% to $19.9 million, driven by increased demand from existing wholesale partners.

International revenue increased 36.8% to $31.2 million, driven by widespread growth across our focus markets and the continued expansion of our retail footprint in France.

U.S. revenue increased 21.3% to $124.0 million, reflecting strength across channels, product categories, and growth in our Active Customer base.

Gross margin was 66.7% in the second quarter compared to 64.4% in the second quarter of 2025. The 230 basis point expansion was primarily driven by lower average tariff rates and higher average unit retail (AUR), partially offset by accelerated wholesale growth.

Total operating expenses increased 24.2% to $84.4 million, or 54.4% of net revenue, consistent with the prior-year period. Marketing expenses increased 28.8% to $14.5 million, or 9.3% of net revenue, compared to $11.3 million, or 9.0% of net revenue, in the prior-year period, primarily reflecting continued investment in customer acquisition and retention. SG&A expenses increased 23.3% to $70.0 million, or 45.1% of net revenue, compared to $56.7 million, or 45.4% of net revenue, in the prior-year period. The dollar increase was due primarily to increased shipping expenses, higher stock based compensation and new stores. The 30 basis points of SG&A improvement was the result of leverage on payroll expense and the lapping of costs associated with the relocation of its LA distribution center.

Net income increased 79.4% to $12.4 million, or $0.23 per diluted share, compared to $6.9 million, or $0.13 per diluted share, in the prior-year period.

Adjusted EBITDA increased 53.9% to $25.4 million, compared to $16.5 million in the prior-year period. Adjusted EBITDA margin* expanded 320 basis points to 16.4%, driven by gross margin expansion and fixed cost leverage from strong revenue growth and disciplined execution.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents totaled $76.6 million at the end of the second quarter of 2026.

Inventory was $81.8 million, compared to $65.0 million at the end of the second quarter of 2025. The increase was primarily driven by new store openings and higher sales volume.

On June 17, 2026, the Company amended its Credit Agreement, obtaining an additional $92.0 million of term loans and extending the maturity to June 2031. Proceeds were used to fund an approximately $90.0 million dividend to shareholders, or $1.63 per share. Total debt outstanding was $246.7 million and net debt was $170.1 million at the end of the second quarter.

Full Year Fiscal 2026 Outlook
For full year fiscal 2026 the Company expects:
●Net revenue to be in the range of $602 to $606 million, representing approximately 18.6% to 19.5% growth as compared to last year.
●Adjusted EBITDA margin* between 14% and 14.2%.
●Capital expenditures of approximately $23 million to $27 million for the year, associated with 15 to 16 planned new store openings for the full year.

*Adjusted EBITDA margin is a non-GAAP financial measure. The Company is unable to provide a reconciliation of the non-GAAP financial outlook presented in this press release and on the Company’s conference call to its most directly comparable GAAP measure, net income margin, without unreasonable effort due to the challenge in quantifying various significant items, including, but not limited to, foreign currency fluctuations, taxes, increased tariffs, and any future restructuring and other charges and expenses.

Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 10, 2026 at 5:00 p.m. ET. To participate, please dial 1 (877) 270-2148 or (412) 317-6060 for international callers. The conference passcode is 10211237. A live webcast of the conference call will be available on the Company's website, investors.thereformation.com. A replay will be made available online approximately two hours following the live call.

Use of Non-GAAP Financial Measures and Other Operating Metrics
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), we reference in this press release and the accompanying tables certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin.

We define Adjusted EBITDA as net income before interest, taxes, and depreciation and amortization as further adjusted for stock compensation expense, transaction costs, and other costs not indicative of our ongoing core operations. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net revenue. We use these non-GAAP financial measures to supplement financial information presented in accordance with GAAP. We believe that excluding certain items from our GAAP results allows management to better understand our financial performance from period to period. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period-to-period comparisons. Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income or loss or any other performance measure in accordance with GAAP, or as an alternative to cash provided by operating activities as a measure of our liquidity.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned "Reconciliation of Non-GAAP Financial Measures" included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Glossary
Definitions of our other operating metrics are presented below.

We define Active Customers as the total number of unique customers who have placed at least one order through our e-commerce platform or retail or outlet stores within the last rolling 12 months (excluding retail concession customers, employee orders, gift-card only orders, and face mask only orders, as purchased during the COVID-19 pandemic).

We calculate DTC Net Revenue per Customer by dividing our DTC net revenue by the number of customers counted within the period in which an item in their purchase has shipped. We believe that DTC Net Revenue per Customer is a key operating metric that reflects our ability to generate DTC net revenue from our customer base on a trailing twelve-month basis.

About Reformation
Reformation is the largest sustainable womenswear brand on the planet (that we know of, anyways). We make beautiful, timeless apparel and accessories that inspire confidence across life stages and occasions. Over the past 17 years, we've built a culturally resonant brand designed to challenge retail conventions. Our business model pairs a smart approach to merchandising with a responsive supply chain, allowing us to consistently deliver covetable, on-trend products to more than one million active customers. As of the end of the second quarter of fiscal 2026, Reformation operated 70 retail stores across the US, UK, Canada and France, and currently serves more than 150 countries around the world through its e-commerce platform.

Forward Looking Statements
This press release and the related conference call and communications contain statements which are, or may be deemed to be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of management about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements in this press release and related communications, other than statements of historical facts, are forward-looking statements. Forward-looking statements generally relate to future events, future financial or operating performance and may be identified by the use of words such as "plans", "believes", "expects", "intends", "will", "should", "could", "would", "may", "might", "anticipates", “continue”, “estimate”, “potential”, “predict”, “project”, “target”, "runway", the negative of these words, or similar words, phrases or terms of expression that concern Reformation’s expectations, strategy, plans or intentions. You should not place undue reliance on any forward-looking statements. Forward looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and reflect management’s current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management as of that time with respect to future events. Forward-looking statements in this press release include, but are not limited to, statements regarding our runway and ability to deliver growth and long-term value, statements regarding our long-term growth algorithm and growth strategy, including our plans for expanding distribution and international expansion and the number of planned new store openings, statements regarding the expected drivers of growth and statements regarding our future financial and operating performance, including our outlook and guidance for the full year 2026. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur. These risks, uncertainties and other factors include but are not limited to: our ability to attract new customers and retain returning customers; our ability to maintain and enhance the value and reputation of our brand; the effect of tariffs imposed by the U.S. government or a global trade war; our ability to anticipate and respond to changing consumer preferences; our ability to accurately forecast customer demand; our ability to effectively manage our growth; our ability to grow our e-commerce and retail channels and execute our expansion into new markets; the risks associated with leasing property; our ability to achieve the sustainability targets and goals that we have announced; our expectations regarding sustainability initiatives; our ability to attract and retain qualified personnel; our reliance on suppliers to provide materials and to produce our products; our dependence on key suppliers; our ability to protect our intellectual property rights and any costs associated therewith; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission (the "SEC"), including our prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 30, 2026 and in our Quarterly Report on Form 10-Q for the period covered by this earnings release once filed, and our other filings made with the SEC from time to time. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release or related communications speaks only as of the date made and Reformation assumes no obligation and disclaims any obligation to update or revise any forward-looking or other statements contained herein, whether as a result of new information, future developments, or otherwise, except as required by law.

CONTACTS:
Investor Relations:
Investors@thereformation.com

Media:
Press@thereformation.com

REFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
13 and 26 Weeks Ended June 27, 2026 and June 28, 2025
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

(in thousands except share and per share data)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025

Net revenue	$155,233	$125,073	$267,533	$211,164
Cost of goods sold	51,761	44,507	85,064	78,720
Gross profit	103,472	80,566	182,469	132,444
Operating expenses
Marketing expenses	14,490	11,250	23,942	19,792
Selling, general and administrative expense	69,958	56,728	152,342	103,971
Total operating expenses	84,448	67,978	176,284	123,763
Income from operations	19,024	12,588	6,185	8,681
Other (expense) income
Interest expense	(3,543)	(4,035)	(6,814)	(8,187)
Interest income	185	414	498	1,069
Other income, net	1,439	308	1,183	235
Total other (expense) income	(1,919)	(3,313)	(5,133)	(6,883)
Income before income taxes	17,105	9,275	1,052	1,798
Income tax provision	4,697	2,360	792	434
Net income	12,408	6,915	260	1,364
Other comprehensive income (loss), net of tax
Foreign currency translation (loss) gain, net of tax	(380)	562	(562)	703
Total comprehensive income (loss)	$12,028	$7,477	$(302)	$2,067
Earnings per share
Basic	$0.25	$0.14	$0.01	$0.03
Diluted	$0.23	$0.13	$—	$0.03
Weighted-average shares used in per share calculation
Basic	49,792,130	49,784,463	49,790,125	49,784,463
Diluted	52,948,297	51,273,182	52,051,023	51,247,897

REFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 27, 2026	December 27, 2025

Assets
Cash and cash equivalents	$76,627	$65,473
Accounts receivable, net	18,584	18,407
IEEPA tariff receivable	10,921	—
Inventories	81,766	60,640
Prepaid expenses and other current assets	22,861	16,393
Total current assets	210,759	160,913
Property and equipment, net	89,225	83,346
Right-of-use assets	176,941	167,695
Intangible assets, net	977	1,396
Trade name	309,100	309,100
Goodwill	209,421	209,421
Other noncurrent assets	8,733	5,996
Total assets	1,005,156	937,867
Liabilities and Stockholders' Equity
Accounts payable	$6,303	$7,656
Accrued expenses and other current liabilities	72,285	66,828
Recapitalization dividend payable	29,056	—
Current lease liabilities	16,835	16,670
Current portion of long-term debt	1,606	8,250
Deferred revenue	7,601	6,740
Total current liabilities	133,686	106,144
Long-term debt, net of current portion	239,923	147,724
Noncurrent lease liabilities	176,948	166,837
Deferred income tax liabilities	68,568	68,072
Deferred revenue, net of current portion	3,548	3,064
Other noncurrent liabilities	5,754	5,229
Total liabilities	628,427	497,070
Commitments and contingencies (Note 14)
Stockholders' equity
Common stock, $0.0001 par value; 107,025,000 shares authorized as of June 27, 2026 and December 27, 2025; 49,793,037 and 49,784,379 shares issued and outstanding as of June 27, 2026 and December 27, 2025, respectively	5	5
Additional paid-in capital	375,957	358,274
Retained earnings	1,304	82,493
Accumulated other comprehensive (loss) income	(537)	25
Total stockholders' equity	376,729	440,797
Total liabilities and stockholders' equity	$1,005,156	$937,867

REFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended

(in thousands)	June 27, 2026	June 28, 2025
Cash flows from operating activities
Net income	$260	$1,364
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property and equipment	7,988	5,458
Change in operating lease right-of-use assets	10,545	8,820
Amortization of definite-lived intangible assets	419	419
Amortization of debt issuance costs	551	565
Deferred income taxes	498	(473)
Stock-based compensation expense	24,378	568
Other	—	45
Increase (decrease) in cash due to changes in operating assets and liabilities
Accounts receivable	(309)	(4,748)
IEEPA tariff receivable	(10,921)	—
Inventories	(21,248)	(12,947)
Prepaid expenses and other current assets	(6,785)	(2,987)
Other noncurrent assets	(286)	(1,803)
Accounts payable	(1,254)	(5,194)
Accrued expenses and other current liabilities	3,633	5,080
Operating lease liabilities	(9,337)	(9,250)
Deferred revenue	1,370	755
Other noncurrent liabilities	524	118
Net cash provided by (used in) operating activities	26	(14,210)
Cash flows from investing activities
Purchases of property and equipment	(13,216)	(21,060)
Net cash used in investing activities	(13,216)	(21,060)
Cash flows from financing activities
Proceeds from exercise of stock options	50	—
Proceeds from term loan, net of lender fees	89,211	—
Repayments on term loan	(4,125)	(2,023)
Payment of debt issuance costs	(209)	—
Payment of offering costs	(1,038)	—
Payment of dividends declared	(59,066)	—
Net cash provided by (used in) financing activities	24,823	(2,023)
Effect of exchange rate changes on cash and cash equivalents	(479)	777
Net change in cash and cash equivalents	11,154	(36,516)
Cash and cash equivalents
Beginning of the period	65,473	87,678
End of the period	$76,627	$51,162
Supplemental cash flow information
Cash paid during the year for
Income taxes, net of refunds	$4,148	$4,593
Interest	6,133	6,992
Noncash financing and investing activities
Recapitalization dividend accrued but not paid	29,056	—
Purchase of property and equipment included in accounts payable and accrued expenses and other current liabilities	927	1,913
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	19,986	39,683

REFORMATION
CONSOLIDATED REVENUE DATA
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025

United States	$123,986	$102,229	$216,423	$175,138
Rest of the world	31,247	22,844	51,110	36,026
Net revenue	$155,233	$125,073	$267,533	$211,164

	13 Weeks Ended		26 Weeks Ended

(in thousands)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025

Direct-to-consumer (DTC)	$135,324	$111,682	$233,749	$186,378
Wholesale and other	19,909	13,391	33,784	24,786
Net revenue	$155,233	$125,073	$267,533	$211,164

\

REFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
	($ in thousands)		($ in thousands)
Net income (loss)	$12,408	$6,915	$260	$1,364
Interest and other expense (income)	1,919	3,313	5,133	6,883
Provision for income taxes	4,697	2,360	792	434
Depreciation and amortization	4,245	3,015	8,407	5,876
Stock-based compensation expense(1)	1,795	259	25,866	568
Transaction costs(2)	—	393	375	768
Legal costs(3)	349	149	420	162
Other one-time costs(4)	10	112	26	139
Adjusted EBITDA	$25,423	$16,516	$41,279	$16,194

Net revenue	$155,233	$125,073	$267,533	$211,164
Net income margin	8.0%	5.5%	0.1%	0.6%
Adjusted EBITDA margin	16.4%	13.2%	15.4%	7.7%
______________________

(1)Represents non-cash expenses primarily related to equity-based compensation programs, which may vary significantly from period to period depending on various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, modifications or settlements of awards, and the impact of repurchases of awards from employees.
(2)Represents costs incurred in connection with pursuing various strategic alternatives, including legal and accounting costs directly attributable to preparing for an IPO, and other strategic sell side and investment alternatives.
(3)Represents one-time legal costs and settlements.
(4)Represents one-time costs directly attributable to activities that are not indicative of our ongoing core operations, including, but not limited to, system implementation and duplicative expenses associated with store relocation.